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                                                                Exhibit 10.46

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 31st day of October 2002 between MOLDFLOW PTY. LTD., an Australian corporation ("MPL"), MOLDFLOW CORPORATION, a Delaware corporation (the "Company"), and PETER KENNEDY ("Executive").

         WHEREAS, the Executive was employed by MPL but is currently working for the Company on an expatriate assignment on behalf of the Company; and

         WHEREAS, the Company wishes to continue to employ Executive during the term of his expatriate assignment in the United States and upon completion thereof to transfer Executive back to employment with MPL.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the first anniversary of the Commencement Date and shall automatically be extended for one additional year on each anniversary thereafter unless, not less than 30 days prior to each such date, either party shall have given notice that it does not wish to extend this Agreement; provided, further, that following a Change in Control the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Vice President of Technology Development and shall have such duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the "Board"). Executive shall devote his full working time and efforts to the business and affairs of the Company.

3.       COMPENSATION AND RELATED MATTERS.

         (a) BASE SALARY AND INCENTIVE COMPENSATION. Effective as of August 16, 2002, Executive's initial annual base salary shall be $155,000 while employed by the Company in the United States. At the completion of the expatriate assignment and return to MPL, Executive's base salary shall be determined by the Chief Executive Officer and approved by the Board of Directors based on competitive salary conditions at that time in Australia. Executive's base salary shall be redetermined annually by the Chief Executive Officer, the Board or a Committee thereof. The annual base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner consistent with the general payroll policy of the Company or MPL, as the case may be. In addition to Base Salary, Executive shall be eligible to participate in such incentive compensation plans and Employee Benefit Plans as the Board or a Committee thereof shall determine from time to time for senior executives of the Company. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company or MPL and applicable to employees resident in the country of residence of the Executive. Nothing in this Agreement shall serve to modify or diminish any accumulated benefits to which Executive shall otherwise be entitled.

         (b) VACATIONS. While working for the Company in the United States, Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. Upon return to employment by MPL, Executive shall be entitled to annual leave based on his length of service with the Company and all its subsidiaries, and all paid holidays, sick days and other leave given by the Company to its executives resident in Australia or required per the laws of Australia or Victoria.

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         (c) ADDITIONAL BENEFITS. During the Period of Employment the Company
will reimburse the Executive for the cost of a supplemental policy of long-term disability insurance for the Executive.

         (d) INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. During Executive's employment and for the period of time following termination of the Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, Executive shall receive the maximum indemnification protection from the Company as permitted by the Company's by-laws and shall receive directors' and officers' insurance coverage equivalent to that which is provided to any other director or officer of the Company.

         (e) TAX ADVICE. In order that the Executive may comply with his United States and Australian tax obligations in connection with his relocation from the United States to Australia, the Company will reimburse Executive for the reasonable cost of obtaining taxation advice from a tax adviser related to the period from the date of relocation to the present. Such benefit shall be fully utilized by the Executive on a one-time basis and shall not be available for future years.

         (f) RETURN TO AUSTRALIA. At the completion of Executive's expatriate assignment the Company will either directly pay or reimburse you for the actual costs of packing and moving Executive's personal and household effects from the united States to Australia. In addition, air travel and accommodations, and incidental expenses while on route from the United States to Australia will be reimbursed by the Company in accordance with Company policy. Upon such relocation, the Executive will seek to sell the residence purchased while in the United States. If such primary residence cannot be sold prior to the departure, the Company will assume payment of the mortgage obligations on such residence and will proceed with the disposition of the house. The Company will retain any gain upon the sale of such house and will absorb any loss of the house is sold for less than the amount of the mortgage.

4.       UNAUTHORIZED DISCLOSURE.

         Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has and will become acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its affiliates' and predecessors' operations, business opportunities, price and cost information, finance, customer information, product development information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' and predecessors' business. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the Company's industry, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The foregoing provisions shall be binding upon Executive's heirs, successors, and legal representatives and shall survive the termination of this Agreement for any reason.

5. COVENANT NOT TO COMPETE. In consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that:

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         (a) during the Period of Employment and for a period of twelve (12)
months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is directly competitive with any of the Company's products which are produced or in development by the Company as of the date of Executive's termination of employment, anywhere in the world; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in activities competitive with that of the Company; and

         (b) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not knowingly employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company without providing the Company with ten
(10) days' prior written notice of such proposed employment.

         (c) Upon his return to Australia on the completion of his expatriate assignment, Executive and the Company shall agree upon an appropriate amendment to this Employment Agreement to include non-compete provisions that are legally enforceable in Victoria Australia and which are as similar to the provisions set forth in this Section 5 as possible.

         Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. TERMINATION. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written notice of termination to the other party hereto. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

         (a) DEATH. Executive's employment hereunder shall terminate upon his death.

         (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

         (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Board. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; or (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement.

         (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Company's Board of Directors. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be deemed a termination without Cause. If the Company

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provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

         (e) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Executive of his title as set forth in paragraph 2 of this Agreement; (C) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations and except for any expatriate assignments proposed by the Company and agreed to by Executive; or
(F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 10.

         (f) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated under Subparagraph 6(b) or under Subparagraph 6(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 6(d), thirty (30) days after the date on which a Notice of Termination is given; and
(D) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given, unless the Company cures the Good Reason event prompting the Executive to issue a Notice of Termination.

7.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary and accrued vacation to the date of his death, plus his accrued and unpaid incentive compensation (including any bonus payment, if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors). Upon the death of Executive all stock options granted to Executive on or after August 1, 2002, which would otherwise vest over the next twelve (12) months shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the death of Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received immediately prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

         (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued

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vacation and accrued and unpaid incentive compensation (including any bonus payment, if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs. Upon the Date of Termination all stock options granted to Executive on or after August 1, 2002, which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement.

         (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and accrued vacation at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all vested but unexercised stock options granted to Executive on or after August 1, 2002 and held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.

         (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary and accrued vacation at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation (including any bonus payment, if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company, the Company shall provide the following benefits to Executive:

              (i) The Company shall pay Executive an amount equal one (1) times the sum of ( A) Executive's Base Salary in effect on the Date of Termination and (B) the Executive's average annual bonus or other variable cash compensation (including commissions) over the five (5) fiscal years immediately prior to the year of termination (the "Termination Amount"). The Termination Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with the Company's standard payroll practices in equal installments over 12 months following the Date of Termination. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, then all further payments of the Termination Amount shall immediately cease.

              (ii) Upon the Date of Termination all stock options granted to Executive on or after August 1, 2002, which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Termination Date in accordance with their terms.

              (iii) In addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of one (1) year

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         commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to receive health and dental insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement.

              (iv) In addition to any other benefits to which Executive may be entitled, in the event that Executive is still resident in the United States at the time of termination, then, at any time within 12 months following the Date of Termination, the Executive may notify the Company and MPL that he desires to be relocated to Australia. If Executive provides such notice to the Company and MPL, then the Company or MPL will either directly pay or reimburse the Executive for the actual cost of packing and moving his personal and household effects from the United States to Australia. In addition, air travel and accommodations, and incidental expenses while on route from the United States to Australia will be reimbursed by the Company or MPL in accordance with Company policy. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide to Executive any form of employment or engagement with MPL and its related bodies corporate if Executive is relocated to Australia, unless the parties expressly agree otherwise.

         (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all stock options granted to Executive after August 1, 2002 and held by Executive as of the Date of Termination shall cease to vest as of the Date of Termination and Executive shall have 30 days from the Date of Termination or the remaining option term, if earlier, to exercise all such vested stock options. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Termination Date in accordance with their terms.

         (f) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits that are unrelated to termination of employment.

8. CHANGE IN CONTROL BENEFIT. Upon a Change of Control of the Company the following provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d).

         (a) CHANGE IN CONTROL.

             (i) In the event that within 12 months following a Change of Control, the Executive terminates his employment for Good Reason or if the Executive's employment is terminated by the Company without Cause, the Company shall pay Executive an amount equal to 1.5 times the sum of
         (A) Executive's Base Salary and (B) the Executive's cash bonus or other variable cash compensation (including commissions) that would be payable to the Executive during the fiscal year in which the Change of Control occurred if the Company and the Executive had met all of the targets required for a full payment of such cash bonus or other variable cash compensation (collectively, the "Severance Amount"). The Severance Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with the Company's standard payroll practices in equal installments over an 18 month period. For purposes of this Agreement, "Base Salary" shall mean the annual Base Salary in effect on the Date of Termination. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement then all further payments of the Severance Amount shall immediately cease. Furthermore, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(a) within sixty (60) days after the occurrence of the event or events which constitute such Good Reason as specified in Subparagraph 6(e); and

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              (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company on or after August 1, 2002, shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

              (iii) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health and dental insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

              (iv) In addition to any other benefits to which Executive may be entitled, in the event that Executive is still resident in the United States at the time of termination, then, at any time within 12 months following the Date of Termination, the Executive may notify the Company and MPL that he desires to be relocated to Australia. If Executive provides such notice to the Company and MPL, then the Company or MPL will either directly pay or reimburse the Executive for the actual cost of packing and moving his personal and household effects from the United States to Australia. In addition, air travel and accommodations, and incidental expenses while on route from the United States to Australia will be reimbursed by the Company or MPL in accordance with Company policy. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide to Executive any form of employment or engagement with MPL and its related bodies corporate if Executive is relocated to Australia, unless the parties expressly agree otherwise.

         (b) DEFINITIONS. For purposes of this Paragraph 8, the following terms shall have the following meanings:

         "CHANGE IN CONTROL" shall mean any of the following:

              (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%)or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") or (B) the then outstanding shares of Company's common stock, par value $0.01 per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Company); or

              (b) persons who, as of the Commencement Date, constitute the Company's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

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              (c) the stockholders of the Company shall approve (A) any
         consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; PROVIDED, HOWEVER, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of either
(A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by recognized overnight carrier, addressed as follows:

         if to the Executive:
                  At his home address as shown
                  in the Company's personnel records;

         if to the Company:
                  Moldflow Corporation
                  430 Boston Post Road
                  Wayland, MA  01778
                  Attention:   Chief Executive Officer

                  Copy to:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. This Agreement shall expressly supercede and replace any prior agreement and any other employment agreements, arrangements and/or understandings between the Executive, the Company, MPL or any other related corporation or entity, including that certain letter agreement dated as of January 19, 2001. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this

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

Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws). Upon his return to Australia on the completion of his expatriate assignment, Executive and the Company shall agree upon an appropriate amendment to this Employment Agreement which will be governed by the laws of Victoria, Australia and which shall contain provisions that are as similar to the provisions set forth in this Agreement as possible.

12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first try in good faith for a period of 30 days to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. Following such time period, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.

15. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. The Company shall also provide Executive with compensation on an hourly basis (to be derived from his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MOLDFLOW CORPORATION

By: /s/ A. Roland Thomas
    ------------------------------------
Its: President and CEO
     -----------------------------------

MOLDFLOW PTY. LTD.

By: /s/ A. Roland Thomas                    By: /s/ Suzanne E. MacCormack
    ------------------------------------        -------------------------------
Its: Director                               Its: Director
     -----------------------------------         ------------------------------

EXECUTIVE

/s/ Peter Kennedy
----------------------------------------
Peter Kennedy

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